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                                                          EXHIBIT 10.01  PAGE 1

                                    AMENDMENT TO
                           EXECUTIVE EMPLOYMENT AGREEMENT


     This Amendment, dated as of August ___, 1998, amends certain provisions of the Executive Employment Agreement ("Agreement"), dated as of ___________, 1997, between Ceridian Corporation and you, _______________. Unless otherwise defined herein, capitalized terms used in this Amendment have the meanings given to them in the Agreement. In consideration of you continuing in your employment with Ceridian for the remaining term of the Agreement, and the mutual promises and obligations contained in the Agreement as modified by this Amendment, you and Ceridian agree to amend the Agreement as follows:

1. Section 7.03 of the Agreement is hereby amended in its entirety to read as follows:

     "7.03 CHANGE OF CONTROL TERMINATION PAYMENT. In the event of a Change of Control Termination, then, and without further action by the Board, Compensation Committee or otherwise, Ceridian shall, within five days of such termination, make a lump sum payment to Executive in an amount equal to one dollar ($1.00) less than three times the average annualized compensation, as defined by
               Section 280G of the Code, received by Executive from Ceridian and includible in Executive's gross income for federal income tax purposes for the five most recent taxable years of the Executive ending before the date upon which the Change in Control occurred (or such portion of such period during which Executive was an employee of Ceridian). Neither this payment nor any other compensation to be provided to Executive by Ceridian pursuant to this Agreement or any other agreement or Benefit Plan which may be considered Change of Control Compensation shall be subject to any limitation on Change of Control Compensation which may otherwise be expressed in any such agreement or Benefit Plan."

2. Section 7.04 of the Agreement is hereby amended in its entirety to read as follows:

     "7.04     TAX REIMBURSEMENT.

               (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payments or distributions by Ceridian to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any payments required under this Section 7.04) (collectively, the "Payments") would be subject to the excise tax imposed by
                    Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that, after payment by the Executive of all taxes (and any interest or penalties imposed with respect to such taxes), including any income taxes and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.
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                                                           EXHIBIT 10.01  PAGE 2

               (b) Subject to the provisions of Section 7.04(d), all determinations required to be made under this Section 7.04, including whether and when a Gross-Up Payment is required and the amount such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by KPMG Peat Marwick LLP (the "Accounting Firm"), which shall provide detailed supporting calculations both to Ceridian and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by Ceridian. In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, the Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the "Accounting Firm" hereunder). All fees and expenses of the Accounting Firm shall be borne solely by Ceridian. Any Gross-Up Payment, as determined pursuant to this Section 7.04, shall be paid by Ceridian to the Executive within five days of the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon Ceridian and the Executive.

               (c) As a result of uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which should have been made by Ceridian will not have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that Ceridian exhausts its remedies pursuant to Section 7.04(d) and the Executive thereafter is required to make a payment of any additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Ceridian to or for the benefit of the Executive.

               (d) The Executive shall notify Ceridian in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Ceridian of any Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive knows of such claim and shall apprise Ceridian of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the thirty-day period following the date on which it gives such notice to Ceridian (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Ceridian notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

                    (i) give Ceridian any information reasonably requested by Ceridian relating to such claim;

                    (ii) take such action in connection with contesting such claim as Ceridian shall reasonably request in writing from time to time, including accepting legal representation with respect to such claim by an attorney reasonably selected by Ceridian;
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                                                          EXHIBIT 10.01  PAGE 3

                    (iii) cooperate with Ceridian in good faith in order to
                          effectively contest such claim; and

                    (iv) permit Ceridian to participate in any proceedings relating to such claim;

               provided, however, that Ceridian shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 7.04(d), Ceridian shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Ceridian shall determine; provided further, however, that if Ceridian directs the Executive to pay such claim and sue for a refund, Ceridian shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Ceridian's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (e) If, after the receipt by the Executive of an amount advanced by Ceridian pursuant to Section 7.04(d), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall (subject to Ceridian's complying with the requirements of Section 7.04(d)) promptly pay to Ceridian the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by Ceridian pursuant to Section 7.04(d), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and Ceridian does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid."
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                                                          EXHIBIT 10.01  PAGE 4

     Ceridian and you have caused this Amendment to be duly executed and delivered, and this Amendment shall be effective, as of the date first written above. Following the effectiveness of this Amendment, each reference in the Agreement to "this Agreement," "hereunder," "herein," "hereof," or words of like import shall mean and be a reference to the Agreement as amended by this Amendment.

EXECUTIVE                           CERIDIAN CORPORATION


____________________________       By:___________________________
[Name]                             Title:__________________________

Address:

____________________________

____________________________